Exhibit 99.4

Pinnacle West Capital Corporation

Earnings Variance Explanations

For the Three-Month and Twelve-Month Periods Ended December 31, 2013 and 2012

The following discussion includes the earnings variance explanations for Pinnacle West Capital Corporation (“Pinnacle West”) for the three months and twelve months ended December 31, 2013 and 2012.  We suggest that this discussion be read in connection with the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2013.  Additional operating and financial statistics and a glossary of terms are available on our website (www.pinnaclewest.com).

RESULTS OF OPERATIONS

Pinnacle West’s only reportable business segment is our regulated electricity segment, which consists of traditional regulated retail and wholesale electricity businesses (primarily electric service to Native Load customers) and related activities and includes electricity generation, transmission and distribution.

Operating Results — Three-month period ended December 31, 2013 compared with three-month period ended December 31, 2012.

Our consolidated net income attributable to common shareholders for the three months ended December 31, 2013 was $24 million, compared with net income of $23 million for the prior-year period.  The regulated electricity segment results were comparable to the prior-year period.  The results reflect decreases related to the effects of weather; lower retail transmission revenues; and lower retail sales as a result of changes in customer usage related to energy efficiency, customer conservation and distributed generation, partially offset by customer growth.  These negative factors were partially offset by lower operations and maintenance expenses related to lower employee benefit costs.

The following table presents net income attributable to common shareholders by business segment compared with the prior-year period:

	Three Months Ended December 31,
	2013	2012	Net Change
	(dollars in millions)
Regulated Electricity Segment:
Operating revenues less fuel and purchased power expenses	$462	$476	$(14)
Operations and maintenance	(239)	(237)	(2)
Depreciation and amortization	(98)	(103)	5
Taxes other than income taxes	(40)	(39)	(1)
Other income (expenses), net	4	(1)	5
Interest charges, net of allowance for borrowed funds used during construction	(47)	(48)	1
Income taxes	(9)	(16)	7
Less income related to noncontrolling interests (Note 19)	(9)	(8)	(1)
Regulated electricity segment net income	24	24	—

All other	—	3	(3)
Income from Continuing Operations Attributable to Common Shareholders	24	27	(3)
Loss from Discontinued Operations Attributable to Common Shareholders (a)	—	(4)	4
Net Income Attributable to Common Shareholders	$24	$23	$1

(a)                                 Includes activities related to SunCor.

Operating revenues less fuel and purchased power expenses.  Regulated electricity segment operating revenues less fuel and purchased power expenses were $14 million lower for the three months ended December 31, 2013 compared with the prior-year period.  The following table summarizes the major components of this change:

	Increase (Decrease)
	Operating revenues	Fuel and purchased power expenses	Net change
	(dollars in millions)

Effects of weather	$(12)	$(3)	$(9)
Lower retail transmission revenues	(7)	—	(7)
Lower retail sales due to changes in customer usage, partially offset by customer growth	(10)	(4)	(6)
Higher fuel and purchased power costs, net of related deferrals and off-system sales	29	30	(1)
Higher demand-side management, renewable energy and similar regulatory surcharges	9	2	7
Miscellaneous items, net	3	1	2
Total	$12	$26	$(14)

Operations and maintenance.  Operations and maintenance expenses increased $2 million for the three months ended December 31, 2013 compared with the prior-year period primarily because of:

•                                          An increase of $9 million related to the closure of Four Corners Units 1, 2, and 3 deferred for regulatory recovery in depreciation;

•                                          An increase of $5 million related to technical analysis, consulting, advertising and communication costs;

•                                          An increase of $3 million related to costs for demand-side management, renewable energy and similar regulatory programs, which were largely offset in operating revenues; and

•                                          A decrease of $15 million related to lower employee benefit costs.

Depreciation and amortization.  Depreciation and amortization expenses were $5 million lower for the three months ended December 31, 2013 compared with the prior-year period primarily because of the regulatory deferral of operating expenses associated with the closure of Four Corners Units 1, 2, and 3, partially offset by increased plant in service.

Income taxes.  Income taxes were $7 million lower for the three months ended December 31, 2013 compared with the prior-year period primarily due to lower pretax income and a lower effective tax rate in the current period.

Operating Results — 2013 compared with 2012.

Our consolidated net income attributable to common shareholders for the year ended December 31, 2013 was $406 million, compared with net income of $382 million for the prior year.  The results reflect an increase of approximately $21 million for the regulated electricity segment, primarily due to increases related to the retail regulatory settlement effective July 1, 2012 (see Note 3); higher retail transmission revenues; and lower net interest charges due to lower debt balances and lower interest rates in the current-year period.  These positive factors were partially offset by higher operations and maintenance expenses; higher fuel and purchased power costs, net of related deferrals; lower retail sales as a result of changes in customer usage related to energy efficiency, customer conservation and distributed generation, partially offset by customer growth; and higher depreciation and amortization expenses.

The following table presents net income attributable to common shareholders by business segment compared with the prior year:

	Year Ended December 31,
	2013	2012	Net Change
	(dollars in millions)
Regulated Electricity Segment:
Operating revenues less fuel and purchased power expenses	$2,356	$2,299	$57
Operations and maintenance	(925)	(885)	(40)
Depreciation and amortization	(416)	(404)	(12)
Taxes other than income taxes	(164)	(159)	(5)
Other income (expenses), net	11	6	5
Interest charges, net of allowance for borrowed funds used during construction	(187)	(200)	13
Income taxes	(232)	(237)	5
Less income related to noncontrolling interests (Note 19)	(34)	(32)	(2)
Regulated electricity segment net income	409	388	21

All other	(3)	—	(3)
Income from Continuing Operations Attributable to Common Shareholders	406	388	18

Loss from Discontinued Operations Attributable to Common Shareholders (a)	—	(6)	6

Net Income Attributable to Common Shareholders	$406	$382	$24

(a)                                 Includes activities related to SunCor.

Operating revenues less fuel and purchased power expenses.  Regulated electricity segment operating revenues less fuel and purchased power expenses were $57 million higher for the year ended December 31, 2013 compared with the prior year.  The following table summarizes the major components of this change:

	Increase (Decrease)
	Operating revenues	Fuel and purchased power expenses	Net change
	(dollars in millions)

Impacts of retail regulatory settlement effective July 1, 2012	$64	$6	$58
Higher demand-side management, renewable energy and similar regulatory surcharges	34	7	27
Higher retail transmission revenues	11	—	11
Lower retail sales due to changes in customer usage patterns and related pricing, partially offset by customer growth	(17)	(4)	(13)
Higher fuel and purchased power costs, net of related deferrals and off-system sales	74	95	(21)
Miscellaneous items, net	(8)	(3)	(5)
Total	$158	$101	$57

Operations and maintenance.  Operations and maintenance expenses increased $40 million for the year ended December 31, 2013 compared with the prior year primarily because of:

•                                          An increase of $14 million related to technical analysis, consulting, advertising and communications costs;

•                                          An increase of $13 million related to costs for demand-side management, renewable energy and similar regulatory programs, which were largely offset in operating revenues;

•                                          An increase of $9 million related to the closure of Four Corners Units 1, 2, and 3, deferred for regulatory recovery in depreciation;

•                                          An increase of $6 million in energy delivery and customer service costs;

•                                          An increase of $6 million in information technology costs;

•                                          A decrease of $6 million in generation costs primarily related to lower fossil generation outage costs and lower nuclear generation costs; and

•                                          A decrease of $2 million related to other miscellaneous factors.

Depreciation and amortization.  Depreciation and amortization expenses were $12 million higher for the year ended December 31, 2013 compared with the prior year, primarily because of increased plant in service, partially offset by the regulatory deferral of operating expenses associated with the closure of Four Corners Units 1, 2, and 3.

Interest charges, net of allowance for borrowed funds used during construction.  Interest charges, net of allowance for borrowed funds used during construction, decreased $13 million for the year ended December 31, 2013 compared with the prior year, primarily because of lower debt balances and lower interest rates in the current year.

Income taxes.  Income taxes were $5 million lower for the year ended December 31, 2013 compared with the prior year primarily due to a lower effective tax rate in the current period, partially offset by the effects of higher pretax income in the current year.

PINNACLE WEST CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED
	DECEMBER 31,		Increase (Decrease)
	2013	2012	Amount	Percent

Operating Revenues	$699,762	$693,122	$6,640	1.0%	B

Operating Expenses
Fuel and purchased power	236,493	210,864	25,629	12.2%	W
Operations and maintenance	238,854	237,141	1,713	0.7%	W
Depreciation and amortization	98,298	103,268	(4,970)	4.8%	B
Taxes other than income taxes	40,076	39,052	1,024	2.6%	W
Other expenses	2,141	1,508	633	42.0%	W
Total	615,862	591,833	24,029	4.1%	W

Operating Income	83,900	101,289	(17,389)	17.2%	W

Other Income (Deductions)
Allowance for equity funds used during construction	6,883	6,797	86	1.3%	B
Other income	317	249	68	27.3%	B
Other expense	(2,603)	(7,409)	4,806	64.9%	B
Total	4,597	(363)	4,960	1366.4%	B

Interest Expense
Interest charges	50,516	52,407	(1,891)	3.6%	B
Allowance for borrowed funds used during construction	(4,000)	(4,543)	543	12.0%	W
Total	46,516	47,864	(1,348)	2.8%	B

Income From Continuing Operations Before Income Taxes	41,981	53,062	(11,081)	20.9%	W

Income Taxes	9,167	18,157	(8,990)	49.5%	B

Income From Continuing Operations	32,814	34,905	(2,091)	6.0%	W

Loss From Discontinued Operations
Net of Income Taxes	—	(4,234)	4,234	100.0%	B

Net Income	32,814	30,671	2,143	7.0%	B

Less: Net income attributable to noncontrolling interests	8,554	8,040	514	6.4%	W

Net Income Attributable To Common Shareholders	$24,260	$22,631	$1,629	7.2%	B

Weighted-Average Common Shares Outstanding - Basic	110,130	109,693	437	0.4%

Weighted-Average Common Shares Outstanding - Diluted	110,936	110,776	160	0.1%

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations attributable to common shareholders - basic	$0.22	$0.24	$(0.02)	8.3%	W
Net income attributable to common shareholders - basic	$0.22	$0.21	$0.01	4.8%	B
Income from continuing operations attributable to common shareholders - diluted	$0.22	$0.24	$(0.02)	8.3%	W
Net income attributable to common shareholders - diluted	$0.22	$0.20	$0.02	10.0%	B

Amounts Attributable To Common Shareholders
Income from continuing operations, net of tax	$24,260	$26,865	$(2,605)	9.7%	W
Discontinued operations, net of tax	—	(4,234)	4,234	100.0%	B
Net income attributable to common shareholders	$24,260	$22,631	$1,629	7.2%	B

B — Better

W — Worse

PINNACLE WEST CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(dollars and shares in thousands, except per share amounts)

	TWELVE MONTHS ENDED
	DECEMBER 31,		Increase (Decrease)
	2013	2012	Amount	Percent

Operating Revenues	$3,454,628	$3,301,804	$152,824	4.6%	B

Operating Expenses
Fuel and purchased power	1,095,709	994,790	100,919	10.1%	W
Operations and maintenance	924,727	884,769	39,958	4.5%	W
Depreciation and amortization	415,708	404,336	11,372	2.8%	W
Taxes other than income taxes	164,167	159,323	4,844	3.0%	W
Other expenses	7,994	6,831	1,163	17.0%	W
Total	2,608,305	2,450,049	158,256	6.5%	W

Operating Income	846,323	851,755	(5,432)	0.6%	W

Other Income (Deductions)
Allowance for equity funds used during construction	25,581	22,436	3,145	14.0%	B
Other income	1,704	1,606	98	6.1%	B
Other expense	(16,024)	(19,842)	3,818	19.2%	B
Total	11,261	4,200	7,061	168.1%	B

Interest Expense
Interest charges	201,888	214,616	(12,728)	5.9%	B
Allowance for borrowed funds used during construction	(14,861)	(14,971)	110	0.7%	W
Total	187,027	199,645	(12,618)	6.3%	B

Income From Continuing Operations Before Income Taxes	670,557	656,310	14,247	2.2%	B

Income Taxes	230,591	237,317	(6,726)	2.8%	B

Income From Continuing Operations	439,966	418,993	20,973	5.0%	B

Loss From Discontinued Operations
Net of Income Taxes	—	(5,829)	5,829	100.0%	B

Net Income	439,966	413,164	26,802	6.5%	B

Less: Net income attributable to noncontrolling interests	33,892	31,622	2,270	7.2%	W

Net Income Attributable To Common Shareholders	$406,074	$381,542	$24,532	6.4%	B

Weighted-Average Common Shares Outstanding - Basic	109,984	109,510	474	0.4%

Weighted-Average Common Shares Outstanding - Diluted	110,806	110,527	279	0.3%

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations attributable to common shareholders - basic	$3.69	$3.54	$0.15	4.2%	B
Net income attributable to common shareholders - basic	$3.69	$3.48	$0.21	6.0%	B
Income from continuing operations attributable to common shareholders - diluted	$3.66	$3.50	$0.16	4.6%	B
Net income attributable to common shareholders - diluted	$3.66	$3.45	$0.21	6.1%	B

Amounts Attributable To Common Shareholders
Income from continuing operations, net of tax	$406,074	$387,380	$18,694	4.8%	B
Discontinued operations, net of tax	—	(5,838)	5,838	100.0%	B
Net income attributable to common shareholders	$406,074	$381,542	$24,532	6.4%	B

B — Better

W — Worse